                                                                    EXHIBIT 10.8

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION WAS REPLACED WITH ASTERISKS.

                             CO-PROMOTION AGREEMENT

THIS CO-PROMOTION AGREEMENT ("Agreement") is entered into as of July 14, 2004 ("Effective Date") by and between Cardinal Health PTS, LLC, with an office at 7000 Cardinal Place, Dublin, Ohio 43017 and Bone Care International, Inc., having a principal place of business at Bone Care Center, 1600 Aspen Commons, Middleton, Wisconsin 53562 ("BCI") hereinafter collectively referred to as the "Parties".

                                    RECITALS

      WHEREAS, Cardinal Health's Pharmaceutical Technologies and Services ("PTS") segment offers, among other things, health care marketing services, including without limitation, medical education, marketing, and contract sales services; and

      WHEREAS, BCI owns a pharmaceutical product called Hectorol(R) which is currently available in 0.5 mcg capsule and 2.5 mcg capsule dosage forms for the following indications, respectively: secondary hyperparathyroidism in Stage 3-4 Chronic Kidney Disease; and secondary hyperthyroidism in Stage 5 Chronic Kidney Disease (CKD); and

      WHEREAS, BCI has recently received approval of the 0.5 mcg dosage form;
and

      WHEREAS, BCI wants to generate increased demand for Hectorol(R) 0.5 mcg capsules through increased medical education, Product Detailing, and other marketing of the 0.5 mcg Product; and

      WHEREAS, Cardinal Health's PTS segment will provide a certain level of healthcare marketing services, including a contract sales force and promotional services, at its own expense in exchange for a share of Quarterly Net Sales (defined below) of the 0.5 mcg Product, subject to the terms and conditions provided in this Agreement; and

      WHEREAS, BCI will commit to a certain level of spending on promotion, at its own expense, in order to supporting the marketing of the 0.5 mcg Product and to induce Cardinal Health to enter into this Agreement, subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 Definitions. The following terms when used in this Agreement and the attached schedules shall, except where the context otherwise requires, have the following meanings:

      (a) "Act" means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

      (b) "Affiliate" means any corporate or non-corporate business entity that controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or
(i) in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

      (c) "Applicable Laws" means all federal, state and local laws, rules, regulations, guidances, ordinances applicable to the obligations of a party under this Agreement.

      (d) "Cardinal Promotional Spend" means collectively the total amount spent by Cardinal Health in connection with promotion of the Product as set forth on Schedule 3.1 and Schedule 5.1, as such amounts are amended from time to time upon the mutual written agreement of the Parties or as otherwise set forth in this Agreement.

      (e)   "Confidential Information" shall have the meaning set forth in
Section 9.2.

      (f) "Contract Sales Services" means those services provided by Cardinal Health pursuant to Article 5 of this Agreement.

      (g)   "Coordinators" shall have the meaning set forth in Section 13 of
Schedule 5.3.

      (h)   "Co-Promote Fee" has the meaning set forth in Section 6.1.

      (i)   "Damages" shall have the meaning set forth in Section 12.1.

      (j)   "Direct Expenses" shall have the meaning set forth in Section
4.5(a).

      (k) "FDA" means the United States Food and Drug Administration and any successor agency having substantially the same functions.

      (l) "Detail" means a legally compliant, interactive, and face-to-face visit by a Representative with a Target Physician during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Products are described by the Representative in a fair and balanced manner consistent with the requirements of the Act, and using, as necessary or desirable, the Product Labeling and the Product Promotional Materials. "Product Detail" means Detail of a Product between Target Physician and Representative. When used as a verb, "Detail" or "Detailing" shall mean to engage in a Detail as defined in this definition.

      (m)   "Employee Selection Period" shall have the meaning set forth in
Section 5.7(d).

      (n) "Fiscal Quarter" means each successive three month period beginning on July 1 of each fiscal year, such that (i) Q1 of a year represents July through September, Q2 represents October through December, Q3 represents January through March, and Q4 represents April through June, and (ii) fiscal year 2004 begins on July 1 of 2003, fiscal year 2005 begins on July of 2004 and so on.

      (o)   "Force Majeure Event" shall have the meaning set forth in Section
15.11.

      (p) "Forecasted Quarterly Net Sales" shall be the forecasted Quarterly Net Sales for a particular Fiscal Quarter, as set forth on Schedule 6.1.

      (q)   "JCC" has the meaning set forth in Section 2.1 of this Agreement.

      (r)   "Indemnitee" shall have the meaning set forth in Section 12.4.

      (s)   "Indemnitor" shall have the meaning set forth in Section 12.4.

      (t) "Manager" means any individuals hired by and retained by Cardinal Health as an employee in a managerial position over the Representatives.

      (u) "Medical Education Services" shall mean the services to be provided by Cardinal Health pursuant to Article 4 of this Agreement.

      (v)   "Medical Education Standards" shall have the meaning set forth in
Section 4.3.

      (w) "Net Cost" shall mean the gross amount charged by a supplier, less all available discounts and allowances recognized by Cardinal Health, and less any Cardinal Health discount directly attributable to BCI.

      (x) "OIG" means the Office of the Inspector General of the Department of Health and Human Services.

      (y)   "Other Expenses" shall have the meaning set forth in Section 4.5(b).

      (z) "PDMA" means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.

      (aa) "Product" shall mean BCI's Hectorol(R) product in the 0.5 mcg dosage form.

      (bb) "Product Labeling" means all labels and other written, printed, or graphic matter provided by BCI including (i) any container or wrapper utilized with a Product, or (ii) any written material accompanying a Product, including, without limitation, Product package inserts.

      (cc) "Product Promotional Materials" means all written, printed or graphic material provided by BCI, including Product Labeling, intended for use by Representatives during a Detail, including visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items that BCI deems necessary or appropriate to conduct the Contract Sales Services. Product Promotional Materials shall include FDA approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of each of the Products.

      (dd) "Quarterly Net Sales" means the gross sales of Product as recorded by BCI, its Affiliates or its sublicensees in accordance with Generally Accepted Accounting Principles ("GAAP") in a particular Fiscal Quarter, less reasonable and customary deductions for (i) ordinary and customary trade discounts in connection with third party sales, (ii) sales and excise taxes, customs duties and compulsory payments to governmental authorities actually paid or deducted in connection with such sales, and (iii) credits given to customers for rejects and returns of the Product.

      (ee) "Regulatory Authority" means any governmental regulatory authority responsible for granting approvals for the sale or maintaining regulatory oversight of the Products or the marketing, reimbursement, or other issues affecting the Products, including, without limitation, the FDA.

      (ff) "Representative" and "Representatives" mean an individual hired by and retained as an employee of Cardinal Health to conduct Detailing of Products in connection with the Contract Sales Services. As sometimes used in this Agreement, "Representatives" shall also include "Managers."

      (gg) "Specialty Pharmaceutical Services" means services rendered by Cardinal Health pursuant to the Distribution Services Agreement between Cardinal Health PTS, LLC (successor by merger to CORD Logistics, Inc.) and BCI dated Oct. 5, 1999, as amended.

      (hh) "Target" or "Target Physician" means a physician or other specialist identified by BCI.

      (ii) "Targeted Employees" shall have the meaning set forth in Section 5.7(d).

      (jj)  "Taxes" shall have the meaning set forth in Section 6.6.

      (kk)  "Term" shall have the meaning set forth in Section 14.1.

      (ll)  "Termination Fee" shall have the meaning set forth in Section
14.4(b).

      (mm)  "Training Program" shall have the meaning set forth in Schedule 5.3,
Section 9(a).

                                    ARTICLE 2
                               PROJECT MANAGEMENT

2.1   Joint Commercialization Committee.

      (a) Within thirty (30) days of the Effective Date of this Agreement, the Parties shall form a committee to assist in overseeing and implementing the sales, marketing and co-promotion of the Products in accordance with the terms and conditions of this Agreement ("JCC"). The JCC shall consist of an equal number of representatives from each Party and each party will have an equal number of votes with respect to any decisions made by the JCC.

      (b) The JCC shall meet at least once monthly to (i) develop, approve and amend (as necessary) a marketing plan for the Product for each year of this Agreement ("Yearly Marketing Plan"), (ii) review the status of all sales, marketing and co-promotion efforts relating to the Product, (iii) review and approve strategies, budgets and allocation of all promotional efforts to be funded out of the commitments made by each Party pursuant to Article 3 of this Agreement, and (iv) make any other decisions required of the JCC under this Agreement. JCC meetings shall be held at mutually agreed upon dates, times, and places, or by conference call if all members of the JCC agree.

      (c) The JCC shall have the authority to request an increase in the promotional spend incurred by each party under Article 3. Any such increase shall only be effective upon the mutual written agreement of both Parties. The JCC will have the authority to decrease the Cardinal Promotional Spend and BCI Promotional Spend as mutually agreed upon by the JCC after the first six months of this Agreement, if the Quarterly Net Sales for any Fiscal Quarter are ten percent or more less than the forecast of Quarterly Net Sales for that quarter, as set forth on Schedule 6.1. If the JCC cannot agree upon such decrease, the Cardinal Promotional Spend and the BCI Promotional Spend shall automatically decrease in accordance with the schedule set forth on Schedule 2.1(c) of this Agreement.

      (d) In the event the JCC is unable to reach agreement with respect to any material issue related to its obligations under this Article 2, either party may present the issue to the President of BCI and the President of the Healthcare Marketing Services group of Cardinal Health, who shall negotiate in good faith to resolve such dispute. Except as provided in 2.1(c), in the event they are unable to resolve the dispute within thirty (30) days of receipt of substantive written information and materials relating to the dispute, the final decision will be made by the President of BCI. Disagreements which are purely legal in nature will be handled in accordance with Section 15.13 of this Agreement.

2.2 Business Managers. Each party will provide a business manager to oversee activities under this Agreement and to act as a primary contact for day to day activities under the Agreement.

                                    ARTICLE 3
                                PROMOTIONAL SPEND

3.1 Cardinal Health. Cardinal Health shall provide (i) Medical Education Services and Specialty Pharmaceutical Services in connection with the Product and in that regard, shall spend at least the amounts set forth on Schedule 3.1 during the Term of the Agreement with respect to such services ("Cardinal Flexible Promotional Spend"), and (ii) Contract Sales Services in accordance with Article 5 and Schedule 5.1. Appropriation of the Cardinal Flexible Promotional Spend toward any particular activity shall be approved by the JCC substantially in accordance with Schedule 3.1 unless otherwise agreed to by the Parties in writing.

3.2 BCI. BCI or its designated agent or subcontractor shall provide a promotional investment in connection with the Product and in that regard, shall spend the amounts set forth on Schedule 3.2 during the Term of the Agreement ("BCI Promotional Spend"). The BCI Promotional Spend shall be approved by the JCC substantially in accordance with Schedule 3.2 unless otherwise agreed to by the Parties in writing. The Parties agree that amounts paid to Cardinal Health under the Distribution Services Agreement between Cardinal Health PTS, LLC (successor by merger to CORD Logistics, Inc.) and BCI dated Oct. 5, 1999, as amended, for sampling of the 0.5 mcg Product may count towards satisfaction of the BCI Promotional Spend as agreed upon by the JCC.

                                    ARTICLE 4
                           MEDICAL EDUCATION SERVICES

4.1 Proposals. Cardinal Health shall perform such medical education and promotional services as are approved by the JCC and mutually agreed upon by the Parties (the "Medical Education Services"). All such services shall be specifically set forth in a written document approved by the JCC, signed by the Parties, and shall be performed in accordance with this Agreement.

4.2 Previously Approved Indications. This Agreement does not cover services provided by Cardinal Health with respect to the 2.5 mcg Product or products for indications approved by the FDA prior to April 1, 2004.

4.3 BCI Review and Approval of Medical Education Services. BCI shall be solely responsible for preparing and reviewing the content of all materials prepared for and intended for use in provision of Medical Education Services and related materials prior to the performance of such Medical Education Services. BCI shall ensure that all materials prepared for and intended for use in Medical Education Services and any and all related materials comply with all Applicable Laws and all applicable industry standards and practices generally applicable to the pharmaceutical industry, including, without limitation, the research guidelines, ethics and standards established by the American Medical Association, the FDA, the standards and guidelines outlined in the PhRMA Code, and the standards and guidelines outlined in the OIG Guidance (collectively, "Medical Education Standards"). BCI hereby acknowledges that Cardinal Health will not conduct a legal review of the materials prepared for and intended for use in the Medical Education Services and/or related materials and that Cardinal Health is relying solely on BCI to make certain that such materials comply with all Applicable Laws and Medical Education Standards. BCI personnel who manage Medical Education Services shall be solely responsible for insuring that BCI's counsel have an opportunity to review all legal issues and matters as BCI may deem appropriate related to the Medical Education Services, and shall, upon request, inform Cardinal Health of the results of same review either orally or in writing. Notwithstanding the foregoing, Cardinal Health shall be solely responsible for ensuring that the Medical Education Services are performed in a manner consistent with Medical Education Standards and that it shall not deviate from the scope and content of the Materials prepared by BCI and intended for use in the performance of the Medical Education Services.

4.4 Additional Medical Education Services. The Parties contemplate that Cardinal Health may perform additional Medical Education Services for BCI relating to the Product that are not part of the Cardinal Promotional Spend. In such cases, the Parties shall agree in writing on the scope of work to be performed, additional or modified terms, and discounted payment for such work. Nothing in this Section 4.4 or in Article 4 or the remainder of this Agreement obliges either Party to enter into negotiations with respect to such an additional agreement, nor do the parties contemplate that such an additional agreement shall have any effect on the other rights or obligations of the parties under this Agreement.

4.5 Pricing and Payment Terms. In the event that BCI engages Cardinal Health to provide Medical Education Services that are not included in the Cardinal Promotional Spend, the discounted pricing and payment terms for such Medical Education Services shall be as set forth in proposals mutually agreed to by the Parties in writing and shall include the following, unless otherwise agreed to by BCI and Cardinal Health:

      (a) Direct Expenses. The Direct Expenses set forth in any proposal for Medical Education Services represent a good faith estimate of Direct Expenses to be incurred by Cardinal Health in the performance of Medical Education Services. Notwithstanding the foregoing, BCI shall reimburse Cardinal Health for all reasonable out-of-pocket expenses (the "Direct Expenses") actually incurred by Cardinal Health in the performance of the Medical Education Services whether or not such Direct Expenses actually exceed the amount estimated in good faith in any proposal. Direct Expense items shall include, but not be limited to, the following:

            (1) Travel (including mileage at the IRS approved rate of 36.5 cents per mile, if travel is by car), living expenses when authorized by BCI, and long-distance telephone charges incurred in the conduct of BCI's business;

            (2) Net Cost of postage, express, courier, overnight and freight on all shipments of materials, including, but not limited to proofs, artwork, videotapes, slides, props, transcriptions, computer disks, etc., as appropriate to the timeline and delivery schedule agreed to by the Parties;

            (3) Net Cost of unusual charges incurred at the special request of BCI or if necessary to the rendering of special or abnormal service, or to meet emergencies, or departure from the regular routine of business. These charges must be specified in writing (may be handwritten at the scene) and signed off by BCI at the correct signing level or thereby delegated to by their supervisor; and

            (4)   Reimbursement for the Net Cost of freelance labor use.

BCI shall not be required to reimburse Cardinal Health for (i) facsimile, telephone and postage charges incurred in the normal conduct of business; and
(ii) unapproved Cardinal Health-initiated travel.

      (b) Other Expenses. In addition to those items set forth in a proposal for Medical Education Services or any other proposal, BCI shall also reimburse Cardinal Health for certain costs for enduring materials and related services, including but not limited to research authorized by BCI and incurred through the efforts of Cardinal Health on behalf of BCI (the "Other Expenses").

      (c) Discounts. Cardinal Health shall use commercially reasonable efforts to obtain all prompt payment, volume, frequency or other similar discounts from media and suppliers from which it makes purchases of Direct Expenses in the performance of the Medical Education Services hereunder.

      (d) Vendor/Cardinal Health Affiliation. In the event that any Medical Education Services are to be performed or materials purchased from a supplier in which Cardinal Health or Cardinal Health personnel have any financial interest, disclosure of the relationship shall be made to BCI and Cardinal Health shall obtain BCI's prior approval of the engagement of or purchase from such supplier.

      (e) Advance Payment for Certain Expenses. In accordance with the principle that Cardinal Health is not expected to finance Direct Expenses and Other Expenses, BCI will be billed and invoices will be paid so that Cardinal Health will have such funds in hand before payment is due to all third party suppliers, including, but not limited to airlines, hotels, suppliers of goods and services purchased on behalf of BCI, at BCI's request, honoraria, and any other substantial (more than $1,000) expenses. All invoices for Direct Expenses and Other Expenses are payable to Cardinal Health within (30) days after receipt by BCI unless otherwise mutually agreed.

4.6 Audits. A certified public accounting firm of BCI's choice and acceptable to Cardinal Health may conduct an annual audit of Cardinal Health's books, records and accounts pertaining only to the Medical Education Services undertaken for BCI pursuant to this Agreement and shall certify that such records are kept in accordance with generally accepted industry standards consistently applied and that the allocation of fees hours to BCI or the Cardinal Promotional Spend are accurate and as provided in this Agreement and the proposal agreed upon by the Parties.


                                    ARTICLE 5
                             CONTRACT SALES SERVICES

5.1 Furnishing Representatives. Cardinal Health shall recruit and hire Representatives in such numbers as are set forth on Schedule 5.1 of this Agreement to engage in Product Detail activities to Target Physicians in accordance with the terms of this Agreement and the attached Schedules. In the event that BCI engages Cardinal Health to provide Contract Sales Services at levels greater than those specified on Schedule 5.1, the discounted pricing and payment terms for such additional Contract Sales Services ("Additional CSO Services") shall be as set forth in proposals mutually agreed to by the Parties in writing which incorporate this Agreement by reference.

5.2 Assignment of Representatives. Cardinal Health shall assign Representatives for the Target Physicians in such numbers and in such territories as shall be agreed upon by the JCC. Each Representative shall make Product Details on his or her assigned Target Physicians based on the general direction given by the JCC. The duties of such Representatives shall be exclusively to Detail the Products and perform other related activities deemed necessary for the establishment and maintenance of new and existing customers for the Products. All Product Details shall be undertaken consistent with the Medical Education Standards.

5.3 Scope of Activities. Each of the Parties shall have the specific duties set forth in Schedule 5.3, as applicable, in connection with the Contract Sales Services.

5.4 Orders for Products. BCI shall be solely responsible for establishing the terms and conditions of the sale of the Products to any third party customers, including without limitation, the price at which the Products will be sold, whether sales of the Products will be subject to any discounts, the method of distribution of the Products, and whether any credit will be granted or refused in connection with the sale or return of any Product. Except as otherwise expressly provided in this Agreement, BCI or its agent shall be exclusively responsible for accepting and filling all purchase orders for the Products, billing and returns for the Products, and all other activities in connection with the sale and delivery of the Products, other than Detailing. If Cardinal Health or the Representatives receive an order for the Products, they shall immediately transmit such order to BCI for further handling and communications with the submitter of the order, including acceptance or rejection, which shall be in BCI's sole discretion.

5.5 Representatives' Activity. Subject to BCI's obligations and representations and warranties in this Agreement, any negligent or wrongful act or omission on the part of the Representatives (both individually and as a group) that occur during the Term of this Agreement and that arise during the course and within the scope of their employment with Cardinal Health pursuant to this Agreement shall be deemed to be negligent or wrongful acts or omissions of Cardinal Health; provided, however, that any acts or omissions of the Representatives pursuant to the specific direction, control or supervision of BCI or its employees or agents (other than Cardinal Health) shall not be deemed to be negligent or wrongful acts or omissions of Cardinal Health. Each party shall notify the other in writing as promptly as practicable of any such material alleged negligent or wrongful acts or omissions on the part of the Representatives of which it becomes aware along with a plan to remedy such acts or omissions, and BCI shall provide Cardinal Health with a reasonable opportunity to remedy such acts or omissions, and if indicated, to replace the involved Representatives.

5.6 Vacancies/Turnover. In the event of a Representative vacancy due to resignation, reassignment or termination of a Representative, Cardinal Health shall use its commercially reasonable best efforts to fill any such vacancy within an eight (8) week period. Expenses for filling such vacancy shall be included in the cost of the Contract Sales Services as set forth in Schedule
5.1. In addition, if BCI desires to interview any candidates, BCI shall bear its own cost of attending any final interview conducted by Cardinal Health or the costs of any separate interview arranged for by BCI.

5.7   BCI's Termination, Removal, or Hiring of Representatives.

      (a) BCI agrees not to hire any Representative, directly or indirectly, during the first twelve months of the Term of this Agreement unless this Agreement is terminated in accordance with Section 14.2(b) (due to uncured breach by Cardinal Health), Section 14.2(e), Section 14.4(b), Section 14.5 or BCI buys out the Contract Sales Service portion of this Agreement in accordance with Section 5.7(c). BCI and Cardinal Health acknowledge that Cardinal Health would suffer damages upon breach of this Section and such damages would be difficult to ascertain and are not susceptible of ready proof. As a result, the Parties agree that BCI shall pay Cardinal Health liquidated damages of $250,000 per representative and $350,000 per Manager hired by BCI in violation of this Section.

      (b) If BCI requests termination or removal from the Program of any Representative and such Representative is in fact so terminated or removed by Cardinal Health, then BCI shall be responsible for severance and related expenses for each such Representative so terminated or removed unless (for a reason other than BCI's negligence, willful misconduct or breach of this Agreement) such termination or removal is (i) pursuant to the last sentence of
Section 5.5, (ii) due to a failure of the Representative to comply with the obligations set forth in Schedule 5.3, (iii) due to such Representative's failure to adequately achieve the performance goals of the Program, or (iv) failure to comply with all Applicable Laws and any BCI Detailing requirements which are consistent with labeled indications and the guidelines promulgated by PhRMA and the OIG.. Cardinal Health shall fill any vacancy created by BCI's hiring of Representatives or Managers pursuant to this Section as provided in
Section 5.6. BCI agrees that it will not, for a period of eighteen (18) months following termination or removal of a Representative or Manager in accordance with this Section, hire, retain or otherwise solicit, directly or indirectly, any such Representative or Manager.

      (c) BCI shall have the right to buy out the Contract Sales Services portion of this Agreement by hiring the Representatives as its own employees and paying to Cardinal Health the Contract Sales Services Buyout Fee set forth in
Schedule 5.7(c). BCI shall provide Cardinal Health at least ninety (90) days notice of a buy out in accordance with this Section. In the event that this option is exercised and BCI buys out the Contract Sales Services portion of this Agreement, the applicable Co Promote fee will be reduced in accordance with
Schedule 6.1.

      (d) During the six (6) month period immediately prior to the end of the Term, BCI shall identify all those Representatives BCI desires to hire (collectively, the "Targeted Employees") after the completion of the Term and to negotiate with any Targeted Employee concerning the terms on which BCI might hire that Targeted Employee. At the end of the Term, BCI shall have a period of thirty (30) days (the "Employee Selection Period") to hire some or all of the Targeted Employees. Cardinal Health agrees not to interfere with BCI's solicitation and hiring of the Targeted Employees prior to or during the Employee Selection Period, and Cardinal Health will assist BCI in the transition of Targeted Employees from Cardinal Health to BCI.

      (e) For a period of twelve (12) months after the expiration of the Employee Selection Period: (i) BCI shall not hire or retain as an employee or as agent or independent contractor any Representatives that are not Targeted Employees or are not actually hired by BCI during the Employee Selection Period, and (iii) BCI agrees that it will not, for a period of twelve months following the expiration or termination of this Agreement, hire, retain or otherwise solicit any Manager of Cardinal Health to be an employee either of BCI or any of its Affiliates. Cardinal Health will not solicit for hire as an employee, agent or independent contractor any Representative hired by BCI if such hiring is allowed by this Section 5.7.

5.8 No BCI Benefits. Employees of Cardinal Health and Representatives are not eligible to participate in any benefits programs or sales bonuses offered by BCI to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by BCI to its employees, provided that the Representatives shall be eligible to participate in BCI sales contests if so requested by BCI and approved by Cardinal Health. Cardinal Health acknowledges and agrees that BCI does not, and will not, maintain or procure any worker's compensation or unemployment compensation insurance for or on behalf of the Representatives while they are employees of Cardinal Health. Cardinal Health acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits, bonuses, pension plans, profit sharing plans and other compensation or benefits which its employees (including Representatives) may be entitled to receive in connection with the performance of the services hereunder.

                                    ARTICLE 6
                                      FEES

6.1 Co-Promote Fee. In further consideration of Cardinal Health's efforts and performance hereunder, BCI shall pay Cardinal Health a variable percentage of all Quarterly Net Sales of the Product during each Fiscal Quarter, as such percentages are set forth in Schedule 6.1 ("Co-Promote Fee") during the Term of this Agreement. In the event BCI buys out the Contract Sales Service portion of this Agreement as provided in Section 5.7(c), BCI shall pay a reduced Co-Promote Fee as provided in Schedule 6.1.

6.2 Product Supply. BCI shall use reasonable commercial efforts to maintain an adequate level of inventory to supply orders for Product from third party customers; provided, however, that BCI shall not be responsible to the extent any failure to maintain inventory results from a failure of Cardinal Health to provide services in accordance with the terms of a separate manufacturing, packaging, analytical, distribution or logistics agreement which are necessary to release finished Product for commercial sale.

6.3 Payment. BCI shall pay the Co-Promote Fee to Cardinal Health within forty-five (45) days following end of each Fiscal Quarter ("Co-Promote Payment").

6.4 Audit. BCI shall include with each Co-Promote Payment a statement setting forth in reasonable detail its calculation of the Co-Promote Payment for the period covered by such Co-Promote Payment along with a reconciliation detailing the reasons for any differences between the Quarterly Net Sales reported to Cardinal Health and the revenue reported in BCI's quarterly SEC 10Q filings. Cardinal Health or its designee shall be entitled, upon reasonable advance notice to BCI, to audit BCI's books and records relating to the Quarterly Net Sales for any one or more payments periods under this Agreement. Cardinal Health and BCI will attempt in good faith to settle any dispute within thirty (30) days after Cardinal Health's delivery of audit findings to BCI. If such audit reveals that there is an underpayment of any amounts owed to Cardinal Health, BCI shall pay such amounts in full within ten (10) days of such determination, and if such amount is in excess of ten percent (10%) or more of the amount paid by BCI for any period, BCI shall reimburse Cardinal Health for all reasonable out-of-pocket costs incurred in performing such audit. Cardinal Health's right to perform an audit in accordance with this Section shall continue for a period of two years following termination or expiration of this Agreement for any reason.

6.5 Price Normalization. BCI acknowledges that (i) the current wholesale acquisition cost (WAC) for the 0.5 mcg Product is $*** per tablet and the current WAC for the 2.5 mcg product is $*** and (ii) this pricing arrangement may lead to prescriptions of the 2.5 mcg Product where a higher daily/weekly dosage is required. As a result, Cardinal Health would not realize the full value of the Co-Promote Fee for sales of Product under this Agreement. Notwithstanding the terms of Section 6.1, in order to account for this pricing arrangement, the Co-Promote fee shall be determined in accordance with (a) the row entitled "Co Promote Fee % (if price normalization applies)" as set forth in
Schedule 6.1 if the Contract Sales Services portion of this Agreement is still in effect or (b) the row entitled "Co Promote Fee % after Contract Sales Service Buy Out (if price normalization applies)" as set forth in Schedule 6.1 if the Contract Sales Services portion of this Agreement has been bought out, for each Fiscal Quarter in which the actual volume of capsules of the Hectorol 2.5 mcg product sold in such Fiscal Quarter exceed by ***% or more the baseline forecast projected for that Fiscal Quarter as set forth on Schedule 6.1.

6.6 Sales, Use and Excise Taxes. If any state or local government or other taxing authority determines that sales, use or excise Taxes ("Taxes") are applicable to any Cardinal Health services provided under this Agreement which are not paid for by Cardinal Health as part of the Cardinal Promotional Spend, BCI shall reimburse Cardinal Health for any such Taxes paid by Cardinal Health to the appropriate taxing authorities.

6.7 Past Due Amounts. BCI's failure to timely make any payment to Cardinal Health under this Agreement (including without limitation, this Article and Articles 4 and 5) will constitute a material breach of this Agreement by BCI. All amounts owing by BCI to Cardinal Health pursuant to this Agreement that are not timely paid by BCI will bear interest from the due date, at the lower of (i) one and one-half percent per month, or (ii) the maximum rate permitted by law.

6.8 Setoff. Without limiting Cardinal Health's rights under law or in equity, Cardinal Health and its affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from BCI. For purposes of this Section 6.8, Cardinal Health, its affiliates, parent or related entities shall be deemed to be a single creditor.

                                    ARTICLE 7
                               REGULATORY MATTERS

7.1 Government Agencies. All communications with Regulatory Authorities, including the FDA, concerning the Products shall be the sole responsibility of BCI. Cardinal Health shall assist BCI with respect to such communications with Regulatory Authorities to the extent requested by BCI. Cardinal Health shall use its best efforts to provide BCI with any documents or information reasonably requested by BCI for purposes of responding to any communications with Regulatory Authorities within 72 hours of BCI's request. Each party shall promptly notify the other party of any communication it receives from Regulatory Authorities concerning the Products or any services furnished under this Agreement.

7.2 Maintenance of Records. Cardinal Health and BCI each agree that throughout the Term of this Agreement and for a period of six years after the termination of this Agreement, each party will maintain records and otherwise establish procedures to assure compliance with all Applicable Laws which relate to the Detailing and marketing of the Products.

                                    ARTICLE 8
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 By Cardinal Health. Cardinal Health represents, warrants, and covenants to BCI that, as of the date of this Agreement and during the Term of this
Agreement:

      (a) Cardinal Health and the Representatives shall perform the Detailing in a professional and timely manner;

      (b) Cardinal Health shall comply with all Applicable Laws to the extent that such laws apply to the performance of services under this Agreement, including but not limited to the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C.
Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C.
Section 1347), the Criminal False Claims Act (18 U.S.C. Section 287), and the Health Insurance Portablility and Accountability Act of 1996, as amended from time to time, as well as similar applicable state laws; and

      (c) When on BCI's premises or on the premises of BCI's customers, Cardinal Health and the Representatives shall comply with all of BCI's or BCI's customer's policies regarding the conduct of visitors of which Cardinal Health and the Representatives are aware.

8.2 By BCI. BCI represents, warrants, and covenants to Cardinal Health that, as of the date of this Agreement and during the Term of this Agreement:

      (a) All Product supplied to Cardinal Health under this Agreement for use as samples in Details shall be manufactured and delivered to Cardinal Health in conformity with the Act, as amended, and all other Applicable Laws and such Product shall not be adulterated or misbranded with the meaning of the Act;

      (b) It shall confirm that all materials prepared by BCI in accordance with Section 4.3 will comply with all Applicable Laws and Medical Education Standards prior to authorizing Cardinal Health to perform the Medical Education Services;

      (c) To its knowledge, there are no trade secrets or other proprietary rights of others related to the Products which would be infringed or misused by Cardinal Health's performance of this Agreement;

      (d) BCI shall comply with all Applicable Laws that apply to the Products and their sale and BCI's performance of its obligations under this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C.
Section 287), as amended from time to time, as well as similar applicable state laws;

      (e) The Product Labeling and Product Promotional Materials are accurate, complete, and in compliance with the Act and all Applicable Laws; and

      (f) The use and sale of the Products in accordance with the terms of this Agreement do not and will not during the Term of this Agreement, infringe any patent or other proprietary rights of third Parties, and the Products have all necessary governmental approvals and may be lawfully Detailed and sold by BCI and the Representatives.

8.3 Mutual. Each party represents, warrants, and covenants to the other party that, as of the date of this Agreement and during the Term of this Agreement:

      (a) It shall comply with all Applicable Laws applicable to its operations, including but not limited to, those dealing with employment opportunity and affirmative action including Executive Order 11246 (Equal Opportunity), 38 U.S.C. Section 4212(a) (Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era), and 29 U.S.C. Section 793 (Affirmative Action for Workers with Disabilities), and any amendment and applicable regulations pertaining thereto;

      (b) In accordance with the provisions of 48 C.F.R. Section 52.209-6, it certifies that neither it nor its principals was or is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or convicted of a criminal offense related to the provision of health care items or services, but has not yet been debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs. In the event that either party, or any of its principals, is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs or convicted of a criminal offense related to the provision of health care items or services, each party shall notify the other party immediately;

      (c) It complies with all Applicable Laws, conventions or treaties prohibiting any form of child labor or other exploitation of children in the manufacturing and delivery of its products or services;

      (d) Such party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of Applicable Law, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under the Agreement;

      (e) Such party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

      (f) All necessary consents, approvals and authorizations of all agencies and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

      (g) The execution and delivery of this Agreement and the performance of such party's obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

8.4 LIMITATIONS. THE WARRANTIES SET FORTH IN THIS ARTICLE 8 ARE THE SOLE WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

                                    ARTICLE 9
                            CONFIDENTIAL INFORMATION

9.1   Nondisclosure. During the Term of this Agreement and for a period of three
(3) years after the expiration or termination of this Agreement, neither party shall:

      (a) disclose, publish or otherwise make available (orally or in writing) any Confidential Information of the other party to any third party (including any employee of the receiving party without a need to know or to have access to such Confidential Information or who does not agree to be bound by these terms), except as required by Applicable Laws; or

      (b) use any Confidential Information of the other party except in connection with performance of this Agreement or upon express prior written consent of the other party.

9.2 Confidential Information. For purposes of this Agreement, "Confidential Information" means all information disclosed by a party at any time in connection with this Agreement, except for any information which the receiving party can establish by competent written evidence (a) was known to the receiving party at the time of disclosure by the disclosing party, (b) was generally available to the public at the time of disclosure by the disclosing party, (c) after disclosure by the disclosing party, became generally available to the public other than in breach of this Article, (d) after disclosure by the disclosing party, became known to the receiving party from a third party lawfully disclosing such information, or (e) is required to be disclosed by a court of competent jurisdiction or a Federal or state administrative agency (but only to the extent that such disclosure is required to be made and provided that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and the contents of such disclosure as is practicable under the circumstances).

                                   ARTICLE 10
                              INTELLECTUAL PROPERTY

10.1 Authorship and Copyright / Ownership of Materials. BCI shall own all right, title and interest, including copyright and/or patent, in all original works of authorship fixed in any tangible medium of expression, including but not limited to enduring materials and graphic representations, created by Cardinal Health under this Agreement which solely and specifically relate to the Product, except to the extent that Cardinal Health has advised BCI that any such interest is already owned by a third party. For all such original works and intellectual property specifically created for BCI under this Agreement, Cardinal Health agrees to provide documentation satisfactory to BCI to assure the conveyance, where necessary, of such right, title and interest, including copyrights or patents to BCI. If such information includes materials previously developed or copyrighted by Cardinal Health and not developed under this Agreement, Cardinal Health grants and agrees to grant to BCI and to all companies owned directly or indirectly by BCI, severally, a royalty-free license to use and copy such materials solely for the purpose of providing the Medical Education Services. Upon termination, materials specifically created by Cardinal Health for BCI, when paid for by BCI, shall be and remain BCI's property.

10.2 Limited Patent License. Cardinal Health recognizes that BCI owns sole and exclusive rights in the United States to patents that cover the Product and its method of manufacture and desires to use such patent rights in carrying out its obligations under this Agreement. BCI grants no licenses to Cardinal Health under patents owned by or licensed to BCI except to the extent necessary for Cardinal Health to carry out its obligations under the specific terms of this Agreement.

10.3 Limited Trademark License. Cardinal Health recognizes that BCI owns sole and exclusive rights in the trademark Hectorol(R) in respect of the Product and desires to use such trademark pursuant to carrying out its obligations under this agreement. BCI hereby grants to Cardinal Health a license to the trademark Hectorol(R) solely in association with the use, marketing and sales of the Product in accordance with the terms and conditions of this Agreement to: (i) use the Marks; (ii) use, copy, reproduce, display, transmit, distribute the materials prepared for use in provision of Medical Education Services; and (iii) if agreed to by BCI on a case by case basis, modify, enhance, adapt, make derivative works of, translate and convert the Medical Education Services.

10.4 Limitation on Patent and Trademark Licenses. The licenses granted pursuant to paragraphs 11.2 and 11.3 shall be fully paid and nonexclusive, shall be limited to licensed uses within the United States, and shall terminate upon termination of this Agreement. Cardinal Health shall have no right to (i) assign any such license rights without the written consent of BCI, (ii) manufacture product under this Agreement for any purposes, or (iii) sublicense to any persons any licenses granted pursuant to this paragraph. Except as expressly provided herein or required for Cardinal Health's performance of this Agreement, BCI does not grant to Cardinal Health under this Agreement a license, either expressed or implied, to make use, sell, offer for sale, or import products under any intellectual property rights, including, but not limited to patent and trademark rights, owned by or licensed to BCI.

                                   ARTICLE 11
                                    INSURANCE

11.1  Cardinal Health.

      (a) During the Term of this Agreement, Cardinal Health shall obtain and maintain the following insurance with limits not less than those specified below

            (i) Commercial General Liability insurance with a limit of One Million Dollars ($1,000,000) per occurrence.

            (ii) Worker's Compensation and Employers Liability Insurance with statutory limits for Workers' Compensation and Employers' Liability limits of One Million Dollars ($1,000,000) per accident.

            (iii) Professional Services Liability insurance with a limit of Two Million Dollar ($2,000,000) per claim.

      (b) Cardinal Health may self-insure any or a portion of the required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

      (c) Cardinal Health shall waive subrogation rights against BCI for workers' compensation benefits and shall obtain a waiver from any insurance carriers with which Cardinal Health carries workers' compensation insurance releasing their subrogation rights against BCI.

      (d) Cardinal Health shall furnish certificates of insurance to BCI evidencing the required insurance upon request. Such certificates shall state that Cardinal Health's insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

11.2  BCI.

      (a) During the Term of this Agreement, BCI shall obtain and maintain the following insurance with limits not less than those specified below.

            (i) Commercial General Liability insurance with a limit of One Million Dollars ($1,000,000) per occurrence.

            (ii) Products and Completed Operations Liability insurance with a limit of Ten Million Dollars ($10,000,000) per occurrence.

            (iii) Worker's Compensation and Employers Liability Insurance with statutory limits for Workers' Compensation and Employers' Liability limits of One Million Dollars ($1,000,000) per accident.

      (b) In the event that any of the required policies of insurance are written on a claims made basis, then such policy(ies) shall be maintained during the entire period of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

      (c) BCI shall waive subrogation rights against Cardinal Health for workers' compensation benefits and shall obtain a waiver from any insurance carriers with which BCI carries workers' compensation insurance releasing their subrogation rights against Cardinal Health.

      (e) BCI shall furnish certificates of insurance to Cardinal Health evidencing the required insurance upon request. Such certificates shall state that BCI's insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy which is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

                                   ARTICLE 12
                                 INDEMNIFICATION

12.1 Definitions. As used in this Article and this Agreement, "Damages" shall mean all liabilities, damages, assessments, levies, losses, fines, penalties, costs, and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred as a result of any claims, suits, liabilities, or actions of any nature by any third party.

12.2 Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold BCI, its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages (except to the extent such damages arise from BCI's negligence, willful misconduct, or breach of this Agreement) to the extent such Damages arise directly or indirectly from:

      (a) Cardinal Health's breach of this Agreement, including without limitation, breach of any representation, warranty, or covenant made by Cardinal Health in this Agreement;

      (b) Any negligence or willful misconduct on the part of Cardinal Health or its employees or agents; or

      (c) Any federal or state claim or assessment for nonpayment or late payment by Cardinal Health of any tax or contribution based on the status of any Representatives as employees of Cardinal Health.

12.3 Indemnification by BCI. BCI shall indemnify and hold Cardinal Health and its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages (except to the extent that (i) such damages arise from Cardinal Health's negligent acts or omissions, willful misconduct or breach of this Agreement, or (ii) Cardinal Health is precluded from indemnification from BCI for such Damages under another agreement between the parties or between the BCI and an Affiliate of Cardinal Health within the PTS segment of Cardinal Health relating to the Product) to the extent such Damages arise directly or indirectly from:

      (a) BCI's breach of this Agreement, including without limitation, breach of any representation, warranty, or covenant made by BCI in this Agreement;

      (b) Any negligence or willful misconduct on the part of BCI or its employees or agents;

      (c) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Cardinal Health.

      (d) The accuracy or completeness of the Product Labels, Product Promotional Materials, or the Training Program;

      (e) The manufacture, testing, marketing, sale, shipping, distribution, possession or use of the Products, or a manufacturing design or defect of the Products, or any failure to warn or inadequacy of warning regarding the Products;

      (f) BCI's failure to pay when due or to reimburse Cardinal Health for any Taxes;

      (g) Any negligent acts or omissions on the part of BCI with respect to Cardinal Health's employees or Representatives or those individuals who have made application to be Representatives of Cardinal Health;

      (h) Any federal or state claim or assessment for nonpayment or late payment by BCI of any tax or contribution based on the status of any former Representatives hired as employees or agents of BCI;

      (i) Any intellectual property infringement actions (including patent, trademark, service mark, copyright trade dress, trade secret and other proprietary rights) brought by a third party in connection with Cardinal Health's services under this Agreement; or

12.4 Indemnification Procedures. A party (the "Indemnitee") which intends to claim indemnification under this Article shall promptly notify the other party (the "lndemnitor") in writing of any action, claim or liability in respect of which the lndemnitee or any of its employees or agents are entitled to indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement or defense does not adversely affect the lndemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth in this Agreement. The Indemnitee, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability subject to indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense in connection with any indemnified claim.

                                   ARTICLE 13
                            LIMITATIONS OF LIABILITY

13.1 Special Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

13.2 Total Cap. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL CARDINAL HEALTH'S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED, IN THE AGGREGATE, FIVE MILLION DOLLARS, EXCEPT THAT CARDINAL HEALH'S LIABILITY SHALL NOT BE CAPPED TO THE EXTENT THAT ANY LIABILITY ARISES AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CARDINAL HEALTH.

13.3 Applicability. THE LIMITATIONS OF LIABILITY CONTAINED IN THIS ARTICLE 13 SHALL NOT AFFECT PROVISIONS ON THE LIMITATIONS ON LIABILITY CONTAINED IN ANY OTHER AGREEMENTS BETWEEN THE PARTIES.

                                   ARTICLE 14
                              TERM AND TERMINATION

14.1 Term. The Term of this Agreement shall commence as of the Effective Date stated on the first page of this Agreement and shall continue through June 30, 2008 (the end of Fiscal Year 2008) ("Term").

14.2 Termination. Subject to the terms of Section 14.4, either party may terminate this Agreement:

      (a)   Immediately upon written notice to the other party in the event of:
(a) the entry of a decree or order for relief by a court of proper jurisdiction in an involuntary case of the other party under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar laws, and the continuance of any such decree or order in effect for a period of sixty (60) consecutive days; or (b) the filing by the other party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or similar laws; or

      (b) Due to a material breach by the other party of its obligations under this Agreement, provided that such breach has not been cured within thirty (30) days after notice thereof from the non-breaching party; or

      (c) On thirty (30) days prior written notice to the other party, if the Product is not being marketed due to regulatory problems, court or administrative proceedings, product liability claims, or recalls, provided, however, that the party terminating under this section shall not be entitled to do so if any of the foregoing reasons for termination are the result of the terminating party's negligence or willful misconduct, whether under this Agreement or under any other agreement between the parties;

      (d) Due to a Change in Control, upon thirty (30) days prior written notice to the other party; or

      (e) Following the completion of Q2 of Fiscal Year 2005 in the event that the Quarterly Net Sales in any two quarters within a given 12 month period are fifty percent (50%) or more less than the Forecasted Quarterly Net Sales for those Fiscal Quarters as set forth in Schedule 6.1; provided that (i) written notice is given during the quarter following the second of the said two quarters and (ii) if Quarterly Net Sales of the Product during the quarter following the second of the said two quarters improve to be greater than 50% of the Forecasted Quarterly Net Sales for that quarter, the Agreement may be terminated by BCI only if Cardinal Health provides its written agreement to such termination..

For purposes of this Section, a "Change in Control" means any transaction or series of transactions which results in (i) direct or indirect ownership of more than 50% of the voting stock of either party by persons who are not an Affiliate of that party as of the date of this Agreement, or (ii) transfer in ownership of or license of the Product to any third-party entity other than BCI or an entity that is an Affiliate of BCI as of the date of this Agreement that has assumed all of BCI's obligations under this Agreement.

14.3  Effect of Termination.

      (a) Compensation. The termination or expiration of this Agreement shall not affect either party's obligation to reimburse or pay the other party any amount then due and owing to the other party under this Agreement.

      (b) Confidential or Other Information. Upon termination or expiration of this Agreement, the Parties shall return or destroy all Confidential Information of the other. Cardinal Health also must return all Product Promotional Materials and Product samples.

14.4  Early Termination/ Buyout.

      (a) Liquidated Damages. BCI and Cardinal Health acknowledge that Cardinal Health would suffer damages upon early termination of this Agreement and such damages would be difficult to ascertain and are not susceptible of ready proof. As a result, the Parties agree that the Termination Fees set forth in this Section are a reasonable estimation of Cardinal Health's expenses in preparing to perform under this Agreement, its expectancy interest and damages upon early termination of this Agreement by BCI, and shall not be construed or deemed to be a penalty.

      (b) Additional Termination Rights, Termination by BCI, and Termination Fee. BCI shall have the right to terminate this Agreement without cause upon ninety (90) days prior written notice to Cardinal Health. In the event that BCI terminates this Agreement without cause in accordance with the terms of this subsection or if BCI terminates this Agreement pursuant to Section 14.2(c), BCI agrees to pay Cardinal Health a "Termination Fee" calculated as set forth in
Schedule 14.4(b), provided, however, that BCI shall not be obligated to pay the Termination Fee if BCI terminates pursuant to Section 14.2(c) due to regulatory problems, product liability claims or recalls that are the result of Cardinal Health's or one its Affiliates' negligence or willful misconduct. Such Termination Fee shall be paid in full within 12 months of the date of termination in four equal quarterly installments, the first of which shall be paid within fifteen (15) days of termination of this Agreement.

      (c) Termination by Cardinal Health. In the event of termination of this Agreement by Cardinal Health pursuant to Section 14.2(a), Section 14.2(b), or
Section 14.2(c), BCI shall be obligated to pay to Cardinal Health the Termination Fee, provided, however, that BCI shall not be obligated to pay the Termination Fee if BCI terminates pursuant to Section 14.2(c) due to regulatory problems, product liability claims or recalls that are the result of Cardinal Health's or one its Affiliates' negligence or willful misconduct. Payment of the Termination Fee due under this Section shall be due within 12 months of the termination of this Agreement in four equal quarterly installments, the first of which shall be paid within fifteen (15) days of termination of this Agreement.

14.5  Change in Control.

      (a) If neither party terminates this Agreement due to a Change in Control in accordance with Section 14.2(d), then, notwithstanding Section 15.9, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns, including without limitation any successor owner, licensee or sublicensee of the Product.

      (b) In the event Cardinal Health terminates this Agreement due to a Change in Control of BCI in accordance with Section 14.2(d), BCI shall have the right to hire the Representatives upon payment of the Contract Sales Services Buyout Fee set forth in Schedule 5.7(c), but shall not be required to pay the Termination Fee. If BCI chooses not to hire the Representatives, BCI shall not be obligated to pay the Termination Fee or the Contract Sales Services Buyout Fee set forth in Schedule 5.7(c), but BCI shall instead pay a fee equal to thirty-three percent (33%) of the aggregate base salaries of all Representatives.

      (c) In the event BCI terminates this Agreement due to a Change in Control of BCI in accordance with Section 14.2(d), BCI and/or its successors or assigns shall pay the Termination Fee. Payment of the Termination Fee due under this Section shall be due within 12 months of the termination of this Agreement in four equal quarterly installments, the first of which shall be paid within fifteen (15) days of termination of this Agreement.

      (d) In the event either party terminates this Agreement due to a Change in Control of Cardinal Health in accordance with Section 14.2(d), BCI shall have the right to hire the Representatives upon payment of the Contract Sales Services Buyout Fee set forth in Schedule 5.7(c), but shall not be required to pay the Termination Fee. If BCI chooses not to hire the Representatives, BCI shall not be obligated to pay the Termination Fee, the Contract Sales Service Buyout Fee or any other fee related to termination of this Agreement.

      (e) The non-solicitation terms in Section 5.7(e) shall apply to any Representative not hired by BCI upon termination of this Agreement due to a Change in Control of BCI.

                                   ARTICLE 15
                                  MISCELLANEOUS

15.1 Cardinal Health Independent Contractor. Cardinal Health is being retained and shall perform hereunder strictly as an independent contractor. Representatives of Cardinal Health performing services hereunder shall not be, and shall not be considered to be, employees of BCI for any purpose, and shall at all times remain employees of Cardinal Health. Neither party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party's employees, except as otherwise provided in this Agreement. Nothing contained in this Agreement shall be construed as creating a joint venture or, except as otherwise provided herein, as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.

15.2 No Waiver: Cumulative Remedies. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by the party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.3 Captions. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.4 Governing Law. This Agreement shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of the State of Ohio, exclusive of conflict of laws principles.

15.5 Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties hereto shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

15.6 Entire Agreement: Modification. This Agreement contains the entire agreement between the Parties and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this Agreement. No changes to this Agreement will be made or be binding on either party unless made in writing and signed by each party.

15.7 Notices. Any notice or request required or desired to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by (i) pre-paid registered or certified mail, (ii) facsimile transmission, or (iii) a reliable overnight delivery service to the intended recipient at the address set forth below or such other address as may have been furnished in writing by the intended recipient to the sender. The date of receipt shall be deemed to be the effective date on which notice was given, provided that all facsimile transmissions shall contain a provision requiring the intended recipient to confirm receipt and no facsimile transmission shall be effective unless confirmation of its receipt is received within twenty-four hours of its transmission.

      All notices shall be addressed to:

            If to BCI, to:
            Bone Care International, Inc.
            Bone Care Center
            1600 Aspen Commons
            Middleton, WI 53562
            Fax: (608) 662-7870
            Attention: President

            to Cardinal Health, to:

            Cardinal Health
            Healthcare Marketing Services
            1800 Valley Road
            Wayne, New Jersey 07470
            Fax: (973) 709-3203
            Attention: President

            with a copy to:
            Cardinal Health
            7000 Cardinal Place
            Dublin, Ohio 43017
            Fax: (614) 757-5051
            Attention: Associate General Counsel,
                       Pharmaceutical Technologies and Services

15.8 Execution in Counterparts. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document.

15.9 Assignment. Except as provided in Section 14.5, this Agreement may not be assigned or transferred by either party without the prior written consent of the other party hereto. Any such assignment shall not materially or adversely affect the rights or obligations of either party to this Agreement.

15.10 Public Announcements. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

15.11 Force Majeure. Failure of either party hereto to fulfill or perform its obligations under this Agreement shall not subject such party to any liability if such failure is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of such party (a "Force Majeure Event") provided such party uses reasonable efforts to remove such Force Majeure Event and gives the other party prompt notice of the existence of such Force Majeure Event.

15.12 Survival. The obligations set forth in Sections 4.6, 5.7 and 5.8 and Articles 1, 6, 7, 9, 10, 11, 12, 13, 14, and 15 and any other terms or provisions expressly or implicitly intended to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

15.13 Alternative Dispute Resolution. If a dispute, controversy or disagreement ("Dispute") arises between the Parties in connection with this Agreement, then the Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and BCI for their consideration and resolution. If such Parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the jurisdiction of the defendant party.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.

CARDINAL HEALTH PTS, LLC                          BONE CARE INTERNATIONAL, INC.

By:    /S/ STEVEN M. FREEMAN                      By:    /S/ PAUL L. BERNS
       -----------------------------                     ---------------------
Name:  Steven M. Freeman                          Name:  Paul L. Berns
Title: President, Healthcare Marketing Services   Title: President and CEO
Date:  July 13, 2004                              Date:  July 14, 2004

                                 SCHEDULE 2.1(c)
                          DECREASE IN PROMOTIONAL SPEND

 PERCENTAGE BY WHICH THE QUARTERLY NET
SALES IN ANY FISCAL QUARTER IS LESS THAN
 THE FORECASTED QUARTERLY NET SALES FOR      DECREASE IN CARDINAL     DECREASE IN BCI
        THE SAME FISCAL QUARTER                PROMOTIONAL SPEND     PROMOTIONAL SPEND
                  ***%                               ***%                  ***%
                  ***%                               ***%                  ***%
                  ***%                               ***%                  ***%
                  ***%                               ***%                  ***%
                  ***%                               ***%                  ***%
                  ***%                               ***%                  ***%
                  ***%                               ***%                  ***%
                  ***%                               ***%                  ***%
                  ***% OR MORE                       ***%                  ***%

                                  SCHEDULE 3.1
                       CARDINAL FLEXIBLE PROMOTIONAL SPEND

                                FISCAL YEAR 2005

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2006

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2007

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2008

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

The total amount of the Cardinal Promotional Spend as set forth on this Schedule is determined by taking Cardinal Health's fully burdened standard fees for Medical Education Services or other services provided by Cardinal Health upon request of the JCC and includes the total cost of any Direct Expenses that would ordinarily be due in connection with such services. For example, in Q1 of 2005, the total Cardinal Promotional Spend according to this Schedule is $***. If the Direct Expenses for services to be provided by Cardinal during Q1 are expected to be $***, the maximum fully burdened value of flexible promotion services that Cardinal Health would be required to provide is $***, plus the $*** in pass-through expenses, for a total required Cardinal Promotional Spend of $*** in Q1 of 2005.

                                  SCHEDULE 3.2
                              BCI PROMOTIONAL SPEND

                                FISCAL YEAR 2005

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2006

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2007

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2008

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                  SCHEDULE 5.1
                             CONTRACT SALES SERVICES

Cardinal Health shall provide a total of twenty-five (25) Representatives to provide the Contract Sales Services as provided in this Agreement. Cardinal Health's total cost to provide such services, which cost shall be borne by Cardinal Health as provided in this Agreement, is set forth in the following table:

                                FISCAL YEAR 2005

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2006

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2007

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

                                FISCAL YEAR 2008

 Q1     Q2     Q3     Q4
----   ----   ----   ----
$***   $***   $***   $***

The foregoing amounts include approximately $*** to upgrade BCI's sales force automation hardware system. The Parties shall mutually agree upon the hardware to be upgraded and the specific hardware that will be purchased to replace such hardware. Upon expiration or termination of this Agreement for any reason whatsoever, BCI shall pay to Cardinal Health the actual cost remaining on Cardinal Health's books (i.e., net of depreciation) for the hardware (e.g. personal computers, printers and handhelds) ("Book Value") utilized by the Representatives at the time of such expiration or termination.

                                  SCHEDULE 5.3

                       ALLOCATION OF RESPONSIBILITIES FOR
                        CONTRACT SALES SERVICE ACTIVITIES

1. Cardinal Health will recruit, interview and hire as its employees the Representatives. Cardinal Health will ensure that Representatives have prior experience and training in pharmaceutical sales or such other experience deemed mutually acceptable by BCI and Cardinal Health. The Representatives shall have a minimum of a four (4) year degree from a college or university, three or more years of prior pharmaceutical sales experience, shall be professional in manner and appearance, and shall be hired in accordance with all applicable state and federal laws. Each Representative shall have a valid driver's license for purposes of performing his/her obligations under this Agreement. Cardinal Health shall ensure that the Representatives have satisfactory references from prior employers. Cardinal Health shall have the sole authority to reject any applicant for employment as a Representative. BCI may, at its sole cost and expense, participate with Cardinal Health in the interviewing of Representatives, and Cardinal Health shall not hire any Representative without the prior approval of BCI; provided, however, that if Cardinal Health rejects an applicant for Representative and gives written notice thereof to BCI and thereafter Cardinal Health hires such applicant at the request of BCI, BCI shall indemnify for and hold Cardinal Health harmless from any Damages arising as a result of such Representative's wrongful or negligent acts or omissions.

2. Cardinal Health shall have sole and exclusive authority to discipline or terminate the employment of Representatives. BCI may request that a Representative be terminated or reassigned at any time, provided that such termination or reassignment is consistent with Cardinal Health policies and procedures and would not be in violation of any Applicable Laws. Cardinal Health shall comply with such request; provided that such action complies with Applicable Laws and is in accordance with Cardinal Health's policies and procedures, as determined by Cardinal Health's human resources manager. In the event Cardinal Health determines that its policies and procedures or Applicable Laws prohibit the termination or reassignment of any Representative so requested by BCI, it shall notify BCI of such determination and submit a corrective action plan for BCI approval.

3. Cardinal Health shall cause each Representative to attend and successfully complete the Training Program conducted by BCI for the Products prior to participating in the Contract Sales Services. Any such Representative who shall not successfully complete all such requirements shall be removed and replaced by another Representative who shall comply with such requirements.

4. BCI shall provide a copy of its evaluations of the Representatives to Cardinal Health.

5. BCI shall provide Cardinal Health without cost with sufficient quantities of the Product Promotional Materials (to be included in the BCI Promotional Spend) and Product Labeling for the performance and supervision of Detailing. BCI shall be solely responsible for the preparation, content, and method of distribution of the Product Promotional Materials and the Product Labeling. In connection with the Detailing of the Products, the Representatives shall use only the Product Labeling and the Product Promotional Materials provided by BCI; and under no circumstances shall Cardinal Health or the Representatives develop, create, or use any other promotional material or literature for the Detailing of the Products. BCI shall advise Cardinal Health immediately of any inaccuracy or incompleteness of the Product Promotional Materials or the Product Labeling, and upon such notice Cardinal Health and the Representatives shall immediately cease the use of any portion or all of the Product Promotional Materials or Product Labeling so identified by BCI. Cardinal Health's Representatives will not make any statement that is inconsistent with the Product Promotion Materials.

6. Cardinal Health shall instruct the Representatives to limit their verbal statements and claims regarding the Products, including efficacy and safety, to those that are consistent with the Product Labeling and the Product Promotional Materials. The Representatives shall not add, delete, or modify claims of efficacy or safety in the Detailing of the Products, nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Promotional Materials. Representatives shall not make any disparaging, untrue, or misleading statements about BCI or any of its Affiliates, employees, competitors, or competing products. Representatives shall Detail the Products in strict adherence to all Applicable Laws, the Act, the Medicare and Medicaid Anti-Kickback Statute, the American Medical Association Gifts to Physicians from Industry Guidelines, the standards and guidelines outlined in the PhRMA Code, and the standards and guidelines outlined in the OIG Guidance ("Industry Standards"). Cardinal Health also shall ensure that the Representatives understand the HIPAA privacy standards and the need to maintain the confidentiality of any individually identifiable health information that may inadvertently be disclosed to them during Product Detailing.

7. The Representatives shall remain under the direct authority and control of Cardinal Health, but shall cooperate with the members of BCI and shall receive advice and direction related to Detail activities on the Products from BCI and Cardinal Health mutually. The JCC shall make all decisions with respect to the overall strategy in connection with the Detailing of the Products. Any BCI personnel interacting with Cardinal Health Representatives shall not discipline the Representatives or implement terms or conditions of employment or personnel policies and/or practices with respect to the Representatives or otherwise control the daily activities of Representatives. BCI shall provide Cardinal Health with copies of all reports, memoranda, audits and other data it develops pertaining to the Representatives, Detailing, and the Contract Sales Services within fifteen (15) days of the completion of such documents; provided, however, that any such documents claiming negligent or wrongful acts or omissions of Representatives shall, as provided in Section 5.5 of the Agreement, be sent to Cardinal Health as promptly as practicable and nothing within this Section 7 shall be construed to require disclosure of any materials protected by the attorney-client privilege.

8. BCI shall provide Cardinal Health with a list of Target Physicians and with data on prescriptions and sales for Cardinal Health's use in performing this Agreement. BCI shall also provide Cardinal Health with such other sales and marketing information concerning the Products that is obtained or prepared during the Term of this Agreement.

9.    Training Programs.

      (a) BCI shall conduct a suitable training program for the Representatives prior to the commencement of the Contract Sales Services, which shall include such medical and technical information about the Products and such sales training as BCI, along with Cardinal Health, deems necessary and appropriate (the "Training Program"). The Training Program shall also include instruction on compliance with Applicable Laws and Industry Standards. Cardinal Health shall assist BCI with the Training Program only to the extent requested by BCI. Representatives shall adhere to the instructions provided in the Training Program in their Detailing efforts.

      (b) In order to qualify for assignment in a territory, a Representative must demonstrate thorough knowledge of the Products by passing BCI approved Product tests at a level of proficiency agreed upon by BCI and Cardinal Health.

      (c) Training Materials. BCI shall prepare written training materials for the Training Program and an up-to-date programmed learning unit for the Products, to be sent to each Representative for "at home" study a minimum of five (5) days prior to the commencement of the Training Program

      (d) BCI Assistance. During the Term of this Agreement, BCI shall make available to Cardinal Health, without cost, a reasonable number of, and for a reasonable amount of time, BCI's sales training and marketing personnel to assist Cardinal Health's Representatives with respect to the Training Program and additional orientation and ongoing training for the Representatives.

10.   Samples.

      (a) Provision of Samples. BCI shall provide samples of the Products to the Representatives at BCI's option and at its expense. BCI shall determine the quantity and types of samples to be provided to the Representatives and the method of distribution of the samples. In the event BCI elects to have Cardinal Health manage the storage and distribution of samples, Cardinal Health shall pass on to BCI the actual invoice costs for storage, distribution and other related costs and use prudent business sense in costs incurred. All samples shall be stored and handled by BCI and Cardinal Health in compliance with the PDMA and all other Applicable Laws.

      (b) Sample Accountability. Cardinal Health shall prepare and provide to BCI for approval a sample accountability program applicable to the samples provided by BCI.

      (c) Return of Samples. Within 30 days following the termination or expiration of this Agreement or within 30 days from the termination or removal of a Representative (unless such Representative has been hired or retained by BCI), Cardinal Health shall cause the Representatives to return to BCI all unused Product samples provided to Cardinal Health or the Representatives by BCI. BCI shall pay or reimburse Cardinal Health for all costs and expenses in connection with the storage and shipment of returned samples.

11. Communications from Third Parties. Cardinal Health and its Representatives shall use their best efforts to advise BCI of all comments, statements, requests and inquiries of the medical profession or any other third parties relating to the Products or Product claims or indications that are not addressed by either Product Labeling or the Product Promotional Materials, of which Cardinal Health becomes aware. All responses to such communications to the medical profession or such other third parties shall be handled solely by BCI. Cardinal Health shall provide reasonable assistance to BCI to the extent requested by BCI, and at BCI's cost and expense, to fully respond to such communications.

12. BCI Communications. In addition to Detailing, Cardinal Health shall assist BCI with respect to customer communications (as reasonably requested by BCI and at BCI's cost and expense) and shall regularly advise BCI of market, economic, regulatory and other developments of which Cardinal Health may become aware which may affect the sale of the Products.

13. Appointment of Coordinators. The Parties shall each appoint an authorized coordinator of the Program ("Coordinators") between whom all communications required or desired to be given will be sent and between whom Detailing activities will be coordinated for Contract Sales Services. Within thirty (30) days of signing this Agreement, each party will notify the other as to the name of its Coordinator. Each party may replace its Coordinator at any time, upon notice to the other party.

14. Review of Results. The Parties shall meet periodically, but at least once per calendar quarter, to review and discuss the actual results compared to the marketing plans for Detailing of the Products. BCI shall regularly and promptly share with Cardinal Health all reports, audits and other data it develops relative to the Program.

15. Management Reports. Cardinal Health shall provide BCI with monthly reports in the form set forth in the table below within fifteen (15) days after the end of each month. At the request of BCI, Cardinal Health shall furnish BCI at reasonable times such documentation as BCI reasonably requests for purposes of verifying the accuracy of any monthly report.

        Report Name                                         Description                                  Frequency
----------------------------  -----------------------------------------------------------------------    ---------
Territory Assignment Report   Lists the individuals covering each region and territory. If a              Monthly
                              territory is vacant, the report will indicate the date when the territory became vacant and what alternate coverage is being applied
                              (i.e. Adjacent Rep, etc.)
                              In addition, the report will indicate the current turnover rate.

16.   Reporting of Certain Adverse Events.

      (a) Immediate Notification. Cardinal Health and BCI agree to notify the other party as soon as reasonably practicable of any information that each may obtain or learn concerning any Product or package complaint or any serious unexpected side effect, injury, toxicity, or sensitivity reaction or any unexpected incidence of severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Products, whether or not determined to be attributable to the Products. "Serious" as used in this Section 16(a) refers to an experience which results in death, permanent or substantial disability, in-patient hospitalization, prolongation of existing in-patient hospitalization, a congenital anomaly or cancer, or a result of an overdose or life threatening condition. "Unexpected" as used in this Section 16(a) refers to (i) conditions or developments not previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling, or (ii) conditions or developments occurring with greater frequency, severity, or specificity than shown by information previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling. Each party shall also notify the other in a timely manner of any other adverse experience, i.e., any unfavorable and unintended change in the structure (signs), function (symptoms) or chemistry (laboratory data) of the body temporally associated with the use of the Products, whether or not considered related thereto.

      (b) Threatened Regulatory Action. Cardinal Health and BCI shall each immediately notify the other party of any information that each may obtain or learn regarding any threatened or pending action by a Regulatory Authority which may affect the Products. Cardinal Health shall, at the request of BCI and at the cost and expense of BCI, cooperate with BCI in formulating a procedure for taking appropriate action in response to such information. Unless compelled by law, Cardinal Health shall not respond to a Regulatory Authority without the prior written consent of BCI.

      (c) Training. Cardinal Health and BCI shall develop appropriate instructions in the Training Program for Representatives as to handling of information received or obtained subject to Sections 16(a) and 16(b) of this Schedule.

                                 SCHEDULE 5.7(c)
                       CONTRACT SALES SERVICES BUYOUT FEE

THE CONTRACT SALES SERVICE BUYOUT FEE SHALL BE AS FOLLOWS:

FISCAL YEAR 2005: *** PERCENT (***%) OF THE AGGREGATE BASE SALARIES OF ALL REPRESENTATIVES

FISCAL YEAR 2006: *** PERCENT (***%) OF THE AGGREGATE BASE SALARIES OF ALL REPRESENTATIVES

FISCAL YEAR 2007: *** PERCENT (***%) OF THE AGGREGATE BASE SALARIES OF ALL REPRESENTATIVES

FISCAL YEAR 2008: *** PERCENT (***%) OF THE AGGREGATE BASE SALARIES OF ALL REPRESENTATIVES

For the purposes of this Schedule 5.7(c), "base salaries" is understood to be exclusive of benefits and bonuses.

                                  SCHEDULE 6.1
                                CO-PROMOTION FEE

                                FISCAL YEAR 2005

                                          Q1       Q2      Q3       Q4
                                        -----    -----    -----    -----
FORECASTED QUARTERLY NET SALES          $***     $***     $***     $***
CO PROMOTE FEE %                         ***%     ***%     ***%     ***%
CO-PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUY OUT                    ***%     ***%     ***%      ***%
CO PROMOTE FEE % (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%     ***%      ***%
CO PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUYOUT (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%     ***%      ***%

                                FISCAL YEAR 2006

                                          Q1       Q2      Q3       Q4
                                        -----    -----    -----    -----
FORECASTED QUARTERLY NET SALES          $***     $***     $***     $***
CO PROMOTE FEE %                         ***%     ***%     ***%     ***%
CO-PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUY OUT                    ***%     ***%     ***%     ***%
CO PROMOTE FEE % (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%     ***%     ***%
CO PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUYOUT (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%     ***%     ***%

                                FISCAL YEAR 2007

                                          Q1       Q2      Q3       Q4
                                        -----    -----    -----    -----
FORECASTED QUARTERLY NET SALES          $***     $***     $***     $***
CO PROMOTE FEE %                         ***%     ***%     ***%     ***%
CO-PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUY OUT                    ***%     ***%     ***%     ***%
CO PROMOTE FEE % (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%     ***%     ***%

CO PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUYOUT (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%      ***%    ***%

                                FISCAL YEAR 2008

                                          Q1       Q2      Q3       Q4
                                        -----    -----    -----    -----
FORECASTED QUARTERLY NET SALES          $***     $***     $***     $***
CO PROMOTE FEE %                         ***%     ***%     ***%     ***%
CO-PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUY OUT                    ***%     ***%     ***%     ***%
CO PROMOTE FEE % (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%     ***%     ***%
CO PROMOTE FEE % AFTER CONTRACT
SALES SERVICE BUYOUT (IF PRICE
NORMALIZATION APPLIES+++)                ***%     ***%     ***%     ***%

      Each of the Co Promote Fee % set forth above are in the alternative and not cumulative or additive. The determination of which of the four Co Promote % applies will be determined in accordance with Sections 5.7(c) and/or Section 6.5.

*     Both Parties operate on a fiscal year of July 1 through June 30.

++    The Co-Promote Fee is expressed as a percentage of the Quarterly Net
      Sales.

+++ Price normalization as defined in Section 6.5 applies only in a given Fiscal Quarter in which the actual capsule volume sales of the Hectorol
      2.5 mcg product exceed by ***% or more the baseline forecast projected on a quarterly basis, where the baseline forecast for Hectorol 2.5mcg on an annual basis is as follows:

                   Baseline Hectorol 2.5 mcg Capsule Forecast

                      Q1        Q2       Q3       Q4       Annual
                      --        --       --       --       ------
Fiscal Year 2005      ***       ***      ***      ***        ***
Fiscal Year 2006      ***       ***      ***      ***        ***
Fiscal Year 2007      ***       ***      ***      ***        ***
Fiscal Year 2008      ***       ***      ***      ***        ***

                                SCHEDULE 14.4(b)
                                 TERMINATION FEE

"Termination Fee" shall be calculated as follows:

      (i) If BCI hires the Representatives in accordance with this Agreement, the Termination Fee shall include an amount equal to the Contract Sales Force Buyout Fee set forth on Schedule 5.7(c) based on the year of termination but if BCI chooses not to hire the Representatives, the Termination Fee shall include an amount that is thirty-three (33%) of the aggregate yearly base salaries (understood to be exclusive of benefits and bonuses) of all the Representatives provided by Cardinal Health under this Agreement and that are still engaged by Cardinal Health at the time of such termination;

      (ii) The Book Value for the sales force automation upgrade, as set forth on Schedule 5.1; plus

      (iii) An amount determined on an annualized basis that is equal to: (a) the Cardinal Promotional Spend each fiscal year through the date of termination of this Agreement, plus (b) an amount equal to a fifteen percent (15%) annualized return of the Cardinal Promotional Spend each fiscal year through the date of termination of this Agreement, less (c) the total Co-Promote Fees actually paid by BCI each fiscal year through the date of termination of this Agreement. For the avoidance of doubt, the amount is determined on an annualized basis by calculating (a) plus (b) less (c) separately on a stand-alone basis for each fiscal year up to, and including, the fiscal year that includes the date of termination of this Agreement. Amounts due for any fiscal year in which the sum of (a) and (b) is more than the Co-Promote Fees actually paid in that fiscal year shall not be offset in any way by the result for any fiscal year in which the sum of (a) and (b) is less than Co-Promote Fees actually paid in that fiscal year.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION WAS REPLACED WITH ASTERISKS.